ATRINSIC, INC., #4385727
ATRINSIC, INC. – THIRD QUARTER 2010
FINANCIAL RESULTS
November 16, 2010, 11:00 A.M. ET
Chairperson: Landon Barretto (Mgmt.)

Operator:

Thank you for standing by.  Welcome to the Atrinsic Third Quarter Financial Results Conference Call.  At this time, all parties are in a listen-only mode.  Following the presentation, instructions will be given for the question and answer session.  If you require assistance at any time, please press star, followed by the zero.  If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

I would now like to turn the conference over to your host, Mr. Landon Barretto.  Please go ahead, Landon.

Landon Barretto:	Thanks, Jeremy. Good morning. Thank you all for joining us today. With me are Ray Musci, Atrinsic’s Chief Operating Officer, and Thomas Plotts, the Company’s Chief Financial Officer.

In compliance with SEC requirements, I must read the following statement.  Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The factors that could cause results to differ materially are included in the Company’s filings with the Securities and Exchange Commission.  Forward-looking statements made during today’s call are only made as of the date of this conference call, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Gentlemen, please proceed.

Raymond Musci:
Thank you, Landon.  Thank you, everybody, and good morning.  I’d like to thank everybody for dialing in this morning and for your interest and continued support.  Over the past two or three quarters, you may have noted we’ve been engaged in redefining and reengineering our Company, that is, how we operate and how we conduct our business—that is, what is—what it is we actually do.  We have come from what was a diverse lead generation Internet marketing Company and are developing into one that is more product and customer focused.  This is a fundamental of significant change; hopefully, one with much more clarity and purpose.

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Principally, we have narrowed our focus and business into two primary units and separate operations: the Atrinsic Interactive agency, and what will become Kazaa, a digital entertainment subscription service.

Let me expand on the agency first, as it’s oftentimes overlooked within our overall business.  Atrinsic Interactive provides search engine optimization and marketing, brand protection, and affiliate sales and distribution for our client services and products.  This group of talented personnel has and continues to operate essentially separate and independent from all other activities.  Over the course of the past year, we have seen a change in this landscape as well as our business.  Prior to this year, too much of our business was too heavily dependent on a very few select and limited group of customers.  Our services, skill sets, and personnel, while providing what was considered best-in-class, was too limited in differentiation and difficult to scale and expand.  Over the course of the year, we have taken great strides and invested in custom toolsets and developing a platform with key vendors to better serve our customers in a very competitive and ever-changing environment.  These steps we have taken have allowed us to better service our accounts as well as expand our margins, and we believe it is becoming a much more sustainable and diversified business.

While this has manifested results in lower revenues through 2010 as compared to 2009, we have seen over the past few quarters a 20 to 30% increase in our gross margins and a much more robust and meaningful offering of services to our clients.  We feel that the business is or will be in a position to grow in 2011 with little or no increase in its required working capital to sustain itself, its growth or its activities as we look to expand that side of our business.

As for Kazaa, we are in the process of completing a restructuring to fully focus and integrate the assets and activities with the extension of our agreement with Brilliant Digital Entertainment.  We provide marketing back end support and billing services for Kazaa, and it is our expressed intent to ultimately acquire those assets, IP and content licenses to own and operate what is now known as the current Kazaa music service, all of which we have just announced this past October.

We have also announced today our plans to move and consolidate all principal activities and operations for the North American service to a single location here in New York, which we are currently underway in implementing.  As we speak, we have already initiated many of these steps necessary and will look to have most of the migration of personnel completed and in place by the end of this year or within the current quarter, with some remaining activities to be completed in the first quarter of next year.  This consolidation, in addition to significantly reducing our current operational costs globally by 30 to 50%, we believe will make us a much more efficient organization and allow us to be more deliberate and rapid in our approach to North—to the North American market as well as achieve higher proficiency and quality in our product development, our product releases as well as our marketing activities.  In short, we’ll be much closer to our customers, a much leaner and nimble organization from which to build and compete in a rapidly emerging market.

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Through this transition, there obviously has been and will be an impact on performance and growth.  Specifically in Q3 as well as through the end of this year, we have and will significantly reduce our customer acquisition activities and the marketing of our current service.  It should also be noted that during the same period, we have limited our growth and revenues, and we have increased our focus on the product and the manner in which the service is delivered, and we have begun to focus more keenly on our customers’ user experience, how and where they get access to their music, and how they want it.  We believe we have and are making significant, if not tremendous, gains in this area.  We have had three significant releases in the enhancements to our website and the service over this past summer from which we have seen a very positive response from our customers and can be directly measured by a decrease in our churns or customer cancellations and an overall increase in customer retention.  These are very encouraging and welcomed and needed changes to our service in the manner in which we traditionally approach the market and conduct our business.  What we have learned and begun to build over the course of the last year will enable us to be in a position to aggressively grow entering into 2011.

We have been developing and planning a significant push into all things mobile, and expect to be making significant releases and expansions into this rapidly growing segment within the first quarter of 2011, specifically, mobile applications and optimized browsers for all major mobile operating systems, such as Android, Wind, RIM, Windows Mobile 7, and, yes, the iPhone and iPad, as well as traditional WAP-supported devices.  We recognize that the current landscape in the music subscription business in the direct consumer digital marketplace is extremely competitive and it’s rapidly changing.  Customers are increasingly more educated, ever more discerning, less forgiving about what they want, and where and how they get what they get what they want.  But herein lies our greatest opportunity in a vastly emerging and exciting market and this is where we have begun to make our investments and position ourselves to succeed.

Certainly, we’ve experienced a lot of turnover and change in the course of the past 18 months.  These changes have not come easy but have been necessary.  Since the beginning of the year, we have or will have reduced our internal headcount from roughly 140 to a target of just over 60 by the end of the year, and we have cut our total operating expenses and run rate equally by some 50%.  What we have remaining and what we will continue to seek out and assemble is world-class, dedicated talent from which we emerge as a premier player in the digital delivery of entertainment.

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And with that, I’ll turn it over to Tom, and he can go through many of the numbers.

Thomas Plotts:
Thanks, Ray.  Also, thanks, everyone, for sitting in on the call today.  I’d like to take a moment to review our third quarter financial results and to discuss some key operating metrics that we track and which we hope you also will also pay attention to in order to measure our relative success over the next couple of quarters at growing and enhancing the Kazaa digital music service.

Third quarter financial results.  Revenue for the quarter was 9.2 million compared to 14.9 million a year ago.  In terms of mix, subscription—subscriptions accounted for 47% of our revenue and Marketing Services 53%.  Total revenue decreased 38% year-over-year.  Our subscription revenue decreased 13% year-over-year.  Over half, or approximately 2.6 million of our 4.3 million of subscription revenue for the quarter, was from the Kazaa digital music subscription service.  The decrease in subscription revenue was the result of a lower number of subscribers for the quarter compared to the year-ago period.  At the end of the quarter, the Company had approximately 217,000 subscribers across all of its products, and during the quarter, the Company added approximately 52,000 new subscribers, more than half of which were Kazaa subscribers.  As of September 30, the Company estimates that it had approximately 64,000 Kazaa subscribers.

Transactional and Marketing Services revenues derived from our Internet search marketing agency, Atrinsic Interactive, and from Internet marketing campaigns.  The decrease in Transactional and Marketing Services revenue was due to a loss of some accounts and a drop in expenditures by many of our clients.  In the quarter, we also took final steps to eliminate unprofitable or marginally profitable lead generation campaigns and marketing programs which had become a diversion for the Company.  Thus, when you now see Transactional and Marketing Services revenue on your income—on our income statement, we know that the bulk of these revenues represent sales generated from our search agency business together with higher-yielding marketing campaigns.

Third quarter operating expenses decreased 36% on a year-over-year basis, matching the revenue drop.  In terms of key components of our operating expenses, cost of media, which is where we book our subscriber acquisition costs and other media costs to support the search business, decreased 54% on a year-over-year basis.  Most of the decline was simply the result of reduced Marketing Services revenue and the resultant reduction in purchased media.  But the decrease in the cost of media component of operating expense was also due to a conscious decision to moderate our rate of subscriber acquisition, primarily in anticipation of improvements and enhancements to the Kazaa digital music service.  The 36% drop in total operating expense was offset by a 20% year-over-year increase in product and distribution expense, which consists of costs necessary to deliver licensed content and to support our products.  On an Adjusted EBITDA basis, we lost $3.1 million in the quarter compared to an Adjusted EBITDA loss of $4.3 million in the year-ago period.  Please take a look at our press release which reconciles this non-GAAP financial measure to GAAP net income.

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Cash and liquidity.  As of September 30, we had cash of $4.2 million and working capital of $6 million.  We also collected $2.7 million of cash tax refunds after the end of the quarter, which did not affect working capital but does increase cash.  We continued to look to outlay cash prudently, seeking acceptable terms from our vendors and collecting diligently from our customers.

After the end of the quarter, our Board approved a restructuring plan.  In anticipation of the closing and the purchase for the Kazaa assets buyouts, the plan is designed to rapidly benefit from the close relationship we have with Kazaa by moving decisively to immediately achieve cost savings and operating efficiencies.  Matching our single-minded operational focus on Kazaa, we are consolidating our operations in a single location in New York.  As Ray has indicated, as a result of these decisions, we expect to receive fixed operating expense cost savings of between 30% to 50% as a result of lower headcount, savings and network infrastructure costs, lower G&A expense, and reductions in facilities costs.  We will take charge in the fourth quarter, accelerating the restructuring expense, which will be paid out on a cash basis over the next two quarters.

First quarter key financial metrics.  We track numerous metrics to gauge our relative success in acquiring customers, billing subscribers, and retaining those subscribers.  In particular, our average revenue per year, or ARPU, is a monthly revenue we generate from a typical subscriber.  In the third quarter, our ARPU was approximately $5.74, an increase of 31% compared to the year-ago period.  This positive ARPU effect was the result of a higher price from the Kazaa digital music subscription service and also reflected improvements in billing efficiency.  During the third quarter and the progress today, we’re taking steps to improve the Kazaa service and, in particular, making changes to the site’s preference engine to better identify what that’s new and users are interested in and to allow them to quickly access the music they want, when they want it, and where they want it.  These improvements have already had a positive impact on subscriber utilization, and we expect that these improvements will have a favorable impact on subscriber lifetime value, which is a key measurement of value creation for us.

We urge everyone listening on the call to go to kazaa.com, sign up for the monthly service so that as you enjoy the music and content, you’ll get a firsthand look at the progress we’re making and expect to make over the coming quarters to enhance the user experience.

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In conclusion, I’d like to remind everyone that if you haven’t voted by proxy for proposals at our December 1st Annual Meeting, please do so.  Also, in connection with the purchase of the Kazaa assets buyouts, we’ll be filing a proxy statement with the SEC very soon.  The deal proxy will contain important information about the proposed Kazaa asset purchase, and we urge you to review that deal proxy when it is available.

We’d like—now like to see if anyone on the call has any questions.  Operator?

Operator:
Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press star, followed by the one, on your touch-tone phone.  If you’d like to withdraw your question, press star, followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of John Gilliam with Point Clear Strategic Capital.  Please go ahead.

John Gilliam:
Thank you.  Good afternoon, gentlemen.  The—I apologize.  I missed part of the beginning of the call.  Could you give me an idea, what was the fixed operating expense in Quarter 3, as measured?  You mentioned that you expected to have a fixed operating cost savings of 30 to 50% going forward after the restructuring plan is implemented.  What was that expense in Q3?

Thomas Plotts:
Hi, John.  I’ll take that question, thanks.  Our fixed operating expense consists of operating expenses of—for the quarter but excludes our cost of media. It also excludes the proportion of operating expenses which is associated with our licensing and royalty payments, and also excludes any non-cash expenses.  So, for the quarter—I’m just adding this up here for you.  That comes to around $6.5 million for the quarter.

John Gilliam:	Okay. Thank you.

Thomas Plotts:	Okay?

John Gilliam:	Thank you. The additional tax refund that you’re expecting to receive, I believe it’s reflected on the balance sheet of around 800,000. Do you have any idea of the timing that that will be?

Thomas Plotts:
John, as it relates to the Internal Revenue Service, which is currently reviewing our 2—it’s our 2007 tax return, which that is a part of, that refund, you know, we can’t, other than working with the IRS to move through the process, there’s no indication of when specifically we’re going to collect that other than the fact that we’ve got to list it in the current assets on our balance sheet.

Raymond Musci:	Real short, John, I think it’d probably be within six to nine months.

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John Gilliam:	Okay. And the 2.7 that we ought to receive, was that part of the—of a previous year, like prior to ’07?

Raymond Musci:	Yes.

John Gilliam:
Okay.  Is there any change in the plans as far as a—implementing a reverse split?  I believe I remembered that we had a deadline coming up next month with the NASDAQ that required us to—the $1 minimum bid requirement, do we still intend to effect a reverse split?

Raymond Musci:	Yes, John, just—the Shareholders Meeting that Tom referenced in his presentation, I think, is December 2nd?

Thomas Plotts:	First.

Raymond Musci:	December 1st.

Thomas Plotts:	Yes.

Raymond Musci:
We have until the 22nd of December to fall within compliance for NASDAQ for the minimum bid price of $1, so at that shareholder meeting and the proxy I think that you probably should have already received, we’re giving ourselves some latitude on just what that split will be, but that will occur right around the 1st or 2nd of December.

John Gilliam:	Okay, very good. And one last question, do you anticipate there being any asset sales in the first half of 2011?

Raymond Musci:
With—there may be, John.  I think we’re still trying to figure out, realistically, what we need and what we’re going to use moving forward.  I mean, again, there are assets here that we can liquidate, but we don’t—I couldn’t put my finger on them at the moment, so—

John Gilliam:
Right.  Yes, I received the proxy.  I was just looking through there, looking at some of the things we’ve acquired over the last two to three years.  We don’t care much about the Shopit.com assets, a couple of the other—I think Ringtone.com comes to mind.  Just curious if any of those things were things we were considering at this point?

Raymond Musci:
Yes, absolutely, John.  But then, again, I just—right now, they’re just—we’re just trying to take inventory.  I think Ringtone.com, for us, we see some value in and would actually be pertinent to our business going forward.

John Gilliam:	Right.

Raymond Musci:	Shopit, for us internally, is still a question mark, and we’re just trying to figure out how to position it and what we have.

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John Gilliam:	Okay. Well, thank you very much for your time, gentlemen.

Raymond Musci:	All right. Thanks, John.

Thomas Plotts:	Thanks, John.

Operator:
Thank you.  Once again, if there are any additional questions, please press star, followed by the one, on your touch-tone phone.  As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from the line of Michael Amari with Americo Inc.  Please go ahead.

Michael Amari:
I’m sorry, I joined the conference late.  I—my clients were profit—they’re shareholders.  You can imagine, this installment [ph] at the time was giving us dividend and the stock was doing good, and now we merged with New Motion, and the rest is history.  Where do you guys see this Company going in a few years?  I mean, I have to tell my customers something for them to hold on to stock.

Raymond Musci:
Yes, and I can appreciate that.  I think that’s, really, what we’ve just been talking about in terms of what we’re doing and where we’re going.  And again, at this point, we’re looking at refocusing the group on two principal core businesses, one of them being the agency, the other being the Kazaa music service.  So—did you have anything specific mapped?

Michael Amari:	Not really. I’m just trying to find out if you guys are going to be really fighting it out and put this Company back together.

Raymond Musci:	Well, I can assure you the dedication from the people in this room…

Michael Amari:	That’s what I’m looking to hear.

Raymond Musci:	Right. Well, the 60 people that we have left, I’ll guarantee you are really determined to make this successful now.

Michael Amari:	Well, I wish you good luck, guys.

Raymond Musci:	Great. Thank you.

Michael Amari:	And thank you.

Operator:	Thank you. Once again, if there are any additional questions, please press star, one, at this time. One moment, please.

And our next question comes from the line of Jeffery Bonvallat with Bon Investments.  Please go ahead.

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Jeffery Bonvallat:	Hey, good morning.

Raymond Musci:	Good morning.

Jeffery Bonvallat:
Hi.  Just had a couple of questions.  One was on that 36% interest in TBR, I see that you received a distribution, you reported a distribution coming back from TBR on that.  Is that a return of equity, basically?

Thomas Plotts:	Yes, that’s correct.

Jeffery Bonvallat:	Okay. So, do you have—still have any interest in TBR or is it a smaller interest?

Thomas Plotts:	I would look at that as more like a dividend distribution than a reduction in our equity interest.

Jeffery Bonvallat:	Okay.

Thomas Plotts:	So, we are still a 36% owner of that business.

Jeffery Bonvallat:	Okay, and what kind of revenue does TBR generate in a year?

Thomas Plotts:	That’s really—that’s nothing that we disclose—

Jeffery Bonvallat:	And [talk over]—

Thomas Plotts:	In our financials.

Raymond Musci:
Yes, I mean, what—the TBR business for us at the moment is just really focused on the local carrier exchange billing, which—[audio interference] you submit your DOS [ph], so the principal or primary customer for TBR, in that LLC, is ourselves.

Jeffery Bonvallat:	Okay.

Raymond Musci:	So it really just facilitates our ability and gives us greater market intelligence into the local carrier exchange.

Jeffery Bonvallat:	Okay.

Raymond Musci:	So while we’re in that business, we’re obviously very concerned about TBR to the extent that we—it becomes less of our business, we’d be less focused on TBR.

Jeffery Bonvallat:	Okay.

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Raymond Musci:	But with the carrying value at the moment, yes, we’ve gotten all the working capital that we laid our initially for the LLC, we’ve gotten it back.

Jeffery Bonvallat:	Okay.

Raymond Musci:	And it’s now, it’s just an operational unit that effectuates our line [ph] billing.

Jeffery Bonvallat:
Okay, great.  Well, thanks for that good explanation.  And then, my other question was, just to understand how Kazaa is positioned currently, I—you know, I look at the press release and I see that at the end of Q1, Kazaa had about 100,000 subscribers, now down to 64,000 even after adding—I guess they added roughly 30,000 last quarter and who knows how many the quarter before, so there seems to be a huge attrition there, maybe 30, 50%, somewhere in that range perhaps.  And so, obviously, you’re not happy with the product as it stands now, but I’m just curious how—what you would say about that attrition rate and what the cause of that is?

Raymond Musci:
Yes, I think we—yes, we’ve tried to point out that, realistically, we pulled back on our marketing and customer acquisitions through the past two quarters while we’ve really focused on developing and expanding the product.  And any time we talk about development, as we like to say internally, it’s not bread, we don’t bake it.  But the improvements over the site over the last three months have shown us an increase in customer retention.  As you point out, the churn was pretty significant in the first half of the year, and we, so obviously, we would point to the limitations of the service that we were selling at the first part of the year, which was primarily a tethered download PC-only service.  What we’ve seen over the last two months, principally, is that the introduction of streaming, which opened up a whole new customer base for us in terms of even just delivery of the service over the Web and a restructure of the product itself so we can actually look to take that on to mobile devices.  So, we’re cognizant of the fact that, yes, the subscriber growth has abated.  That’s somewhat intentional, as we point out, particularly as we look to introduce and restructure that product.

Jeffery Bonvallat:	And, just a little more general, what would you say are the competitive strengths of Kazaa? I know it has a longstanding name in the digital music business.

Raymond Musci:	Yes.

Jeffery Bonvallat:	So, that, I imagine that would be one strength, that—the brand name. What else would you say would be differentiating between Kazaa and the other music services?

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Raymond Musci:
Yes, well, that’s a good question, and I think that’s where, realistically, our challenge lies, and we think there’s a large emerging market for us to expand into.  As I referenced before, the product that was—that we were working with initially was a tethered download service to PC, and again, so at this point, there’s very little to compare it to.  There was very few Web-only based services that dealt with tethered downloads.  We—and we’ve added to that, so in terms of the device licenses that we allow our customers to utilize, in terms of the number of licenses that a customer gets for his monthly subscription is something that it’s just tough to compare apples to apples with other competing services.

Jeffery Bonvallat:	Yes.

Raymond Musci:
The stuff that we’re working on for launch in the first quarter, you know, I can say that we’re really excited about.  We do see the market going mobile, so I think, in competitive differences, I’d rather actually let our actions speak, and as we deliver the product that we’re hoping to deliver in the first quarter, I think that will be self-explanatory.

Jeffery Bonvallat:	Okay, great. Well, I’m looking forward to the first quarter. Okay.

Raymond Musci:	Us, too.

Jeffery Bonvallat:	Okay. Thanks very much.

Thomas Plotts:	Thanks, Jeffery.

Operator:	Thank you. Once again, if there are any additional questions, please press star, one, at this time. One moment, please.

Once again, if there are any additional questions, remember to press star one, at this time.  If you’re using speaker equipment, you will need to lift the handset before making your selection.  One moment, please.

And, Management, I show no further questions in queue.

Raymond Musci:	Great. Well, I want to thank everybody again for their interest and support. And, obviously, should anybody have any questions, Management is certainly available to answer them. Thank you.

Operator:	This concludes the Atrinsic Third Quarter Financial Results Conference Call. Thank you for your participation. You may now disconnect.

END

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